Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the use of our report dated February 23, 2012 (except for Notes 1, 9, and 11 as to which the date is September 9, 2013), included in the Amendment No. 1 to Form 8-K filed September 9, 2013, relating to the financial statements of Color Resources, LLC. Our report included reference to retrospective reclassifications made to comply with Regulation S-X.
/s/ Rosen Seymour Shapss Martin & Company LLP
New York, New York
September 9, 2013